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                                                                    EXHIBIT 10.6

                              EMPLOYMENT AGREEMENT
                               OF ROBERT G. QUINN



        This EMPLOYMENT AGREEMENT (this "AGREEMENT") is made as of April 1, 200 by and BETWEEN OZ.COM, a California corporation ("EMPLOYER"), and ROBERT G. QUINN ("EXECUTIVE").


                                    RECITALS

        A. EMPLOYER

        Employer is a company building a business of developing and selling solutions and services relating to mobile Internet applications.

        B. EXECUTIVE

        Executive has developed substantial expertise in law and finance.

        C. INTENTIONS

        Employer intends to engage Executive and Executive intends to accept employment from Employer on the terms and conditions of this Agreement.


                                    AGREEMENT

        In consideration of the foregoing and of the mutual covenants and conditions herein contained, the parties hereby agree as follows:

        1. EMPLOYMENT. Employer hereby employs Executive as Chief Financial Officer, and Executive accepts such employment, upon the terms and subject to the conditions set forth in this Agreement.

        2. TERM. The term of this Agreement shall be for a period commencing upon date hereof and ending on March 31, 2002 ("INITIAL TERM"). The period of time between the commencement of the term of this Agreement and termination of Executive's employment shall be referred to herein as the "EMPLOYMENT PERIOD."

        3. POSITION AND SERVICES

                3.1 BEST EFFORTS. Executive will occupy the position of Chief Financial Officer of Employer. During the Employment Period, Executive will devote his best efforts and substantially all of his business time and attention to the performance of his duties hereunder and to the business and affairs of Employer, except for vacation periods as set forth herein and reasonable periods of illness or other incapacities permitted by Employer's general employment policies.


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                3.2 DUTIES. Executive shall perform such duties as are
customarily associated with his position, consistent with the Bylaws of Employer and as required by Employer's Board of Directors ("BOARD").

                3.3 PLACE OF EMPLOYMENT. For at least the first 3 months of employment, Executive will be temporarily based at Employees office in Reykjavik, Iceland. Thereafter, Executive may choose his place of employment from among Boston, London, Reykjavik, Stockholm, and any additional location approved by Employer. Employer shall provide Executive with a work authorization at his place of employment where such authorization is needed. Employer shall assist Executive in compliance with all immigration laws and shall pay the reasonable costs of such compliance, specifically including attorneys' fees. Executive's base salary shall be adjusted upward to reflect any additional taxation and other cost of living increases associated with the relocation. The amount of increase will be determined by any applicable CPI (Consumer Price Index) or other valid indicator generally relied upon by industry or agreed upon by Employer and Executive.

                3.4 COMPANY POLICIES. The employment relationship between the parties shall be governed by the general employment policies and practices of Employer, including but not limited to those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with Employer's general employment policies or practices, this Agreement shall control. Executive will duly, punctually and faithfully observe Employer's general employment policies and practices, including, without limitation, any and all rules, regulations, policies and/or procedures which Employer may now or hereafter establish governing the conduct of its business.

        4. COMPENSATION

                4.1 SALARY. During the Initial Period, Employer shall pay to Executive base salary at the annual rate of $250,000. Executive's salary shall increase March 31, 2001 by the sum of (i) an amount equal to no less than five percent (5%) and (ii) the percentage increase in the general Consumer Price Index for the geographic area in which Executive is employed from January 1, 2000 to January 1, 2001. Executive's salary shall be payable at the same time and basis as Employer pays its payroll in general. For calendar year 2000, and for any other period during which Executive is domiciled and his services are rendered substantially in the United States, payment of Executive's salary shall be paid in U.S. dollars and subject to deductions for social security, federal and state payroll taxes and unemployment and other standard deductions and withholdings, otherwise Executive's salary shall be paid in the currency of the country in which he is domiciled and his salary shall be subject to all applicable local withholding requirements.

                4.2 STOCK OPTION GRANTS. Executive shall be granted an incentive stock option to purchase up to 200,000 shares of Employer's common stock under the terms of the OZ Interactive, Inc. 1995 Stock Option Plan ("Stock Option Plan"), as amended. These options will be due and exercisable in eight equal quarterly installments, the first being vested and exercisable June 30, 2000 and at the end of each calendar quarter thereafter until fully vested.


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                4.3 PARTICIPATION IN BENEFIT PLANS. During the term hereof,
Executive shall be entitled to participate in any profitsharing, group insurance, hospitalization, medical, dental, health and accident, disability or similar plan or program of Employer now existing or established hereafter for executives.

                4.4 VACATION. Executive shall be entitled to a period of annual vacation time equal to that provided to employees of equal position by Employer's policies and procedures regarding vacation, but in no event less than five weeks per year (including one week off between Christmas and New Years Day during which the offices of Employer will be closed). The days selected for Executive's vacation must be mutually agreeable to Employer and Executive.

                4.5 EXECUTIVE BONUS PROGRAM. Executive shall be eligible for and a full participant in an executive and/or personal bonus program that will reward him for successfully closing an IPO, increasing shareholder value through increases in the stock price, and successfully closing strategic acquisitions or other major accomplishments within his full or partial control as Chief Financial Officer of the Employer. In the event no such plan is adopted, approved or implemented by the Board of Directors or the Compensation Committee thereof, Executive shall receive an annual cash bonus, which shall not exceed one hundred percent (100%) of his base salary for such period. The bonus shall be determined in accordance with the following formula, which shall be calculated no later than March 31 of the year following the year for which the bonus is to be calculated:

         2000:    2.5% of any net revenues in excess of 1999 net revenues.

         2001:    2.5% of any net revenues in excess of 2000 net revenues.


                4.6 EXPATRIATION BENEFITS. Employee will provide an expatriation package with the intention of making the relocation economically neutral to Executive from the point of view of cost of living and tax burdens as compared with Orange County, California, and paying personal expenses (i.e., business class travel for Executive and his family and personal phone expenses) reasonably related to the displacement of Executive and his family from their home, family and friends. Employer understands that this will include require frequent travel by members of Executive's nuclear family back to California to visit Executive parents in law and grandmother.

                4.7 ACCOMMODATION EXPENSES/CAR ALLOWANCE. Employer will, during the term of this Agreement, bear reasonable expenses of Executive and his family for accommodation at the place (or places, if Executive is expected to spend significant time in more than one location) of employment of Executive. Reasonable accommodation shall mean housing similar to Executive's home in California within a reasonable commute from Employer's facilities and/or an acceptable English-language school in the place of employment of Executive. Employer will furthermore provide a vehicle for Executive's use equivalent to a Volvo S-80, T6.

        5. DEATH OR DISABILITY DURING EMPLOYMENT. If Executive is prevented from performing duties hereunder by reason of illness or injury for (i) a period of six (6) or more consecutive months or (ii) more than 180 days in any consecutive twelve month period (the date of the determination of disability under clause
(i) or (ii) shall be referred to as the "EFFECTIVE DATE OF DISABILITY"), or if Executive dies during employment hereunder,


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Employer shall pay to the Executive if disabled (or in the case of death to the executors under Executive's last will and testament), the salary that would otherwise be payable to the Executive under this Agreement through the end of the six (6) month following the month in which the Executive's Effective Date of Disability or death occurs, as the case may be. Such payments shall constitute all of Employer's obligations to Executive in the event of Executive's death or disability, and all compensation and benefits, except benefits provided by law (e.g., COBRA health insurance continuation benefits), shall otherwise cease to accrue. The determination regarding whether Executive is unable to perform duties hereunder shall be made by Employer's Board of Directors in the reasonable, good faith exercise of its judgment.

        6. TERMINATION. This Agreement does not grant Executive any right or entitlement to be retained by the Employer, and shall not affect or prejudice Employer's right to discharge the Executive in accordance herewith with or without cause.

                6.1 TERMINATION WITHOUT CAUSE. Employer's Board may terminate Executive's employment with Employer at any time, upon thirty days' written notice, without "CAUSE," as defined below. In the event Executive's employment is terminated without cause, Executive shall be entitled to the payment in full of all salary and benefits to which Executive would otherwise have been entitled pursuant to Section 4 of this Agreement, including a pro rated portion of any bonus for which he would have otherwise been eligible under any executive bonus program. Such salary and benefits shall constitute the entirety of Employer's obligations to Executive in the event of the termination of Executive's employment without cause, except benefits provided by law (e.g., COBRA health insurance continuation benefits). All salary payable under this Section shall be paid at the same time and basis as Employer pays its payroll in general.

                6.2 TERMINATION WITH CAUSE. Employer's Board may terminate Executive's employment with Employer at any time for cause, immediately upon notice to Executive of the circumstances leading to such termination for cause. In the event that Executive's employment is terminated for cause, all compensation and benefits, except benefits provided by law (e.g., COBRA health insurance continuation benefits), will immediately cease to accrue, and all compensation and, except as otherwise required by applicable law, benefits accrued though the date of termination shall be paid to Executive within a reasonable time thereafter but in no event later than thirty days. The date of termination shall be the date upon which notice of termination is given. Employer shall have no further obligation to pay severance of any kind nor to make any payment in lieu of notice.

                6.3 DEFINITION OF CAUSE. For the purposes of this Agreement, "CAUSE" shall mean: (a) habitual neglect or insubordination (defined as a refusal to execute or carry out directions from the Board); (b) conviction of any felony or any crime involving moral turpitude; (c) willful breach of Executive's duties to Employer and (d) conduct by Executive, which in the good faith, reasonable determination of the Board demonstrates gross unfitness to serve, including but not limited to gross neglect, non-prescription use of controlled substances, any abuse of controlled substances whether or not by prescription, or habitual drunkenness, intoxication, or other impaired state induced by consumption of any drug, including alcohol. [My "cause" too.]


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        7. ARBITRATION OF DISPUTES

                7.1 CHOICE OF ARBITRATION. Any and all disputes or controversies, whether of law or fact of any nature whatsoever, arising from or respecting this Agreement shall be decided in accordance with the then current arbitration rules of the International Chamber of Commerce ("ICC") or by any other body mutually agreed upon by the parties. Pre-arbitration discovery shall be permitted at the request of either party under appropriate protection for proprietary and confidential business information. If any terms in this Section 15 are inconsistent with the rules of the ICC in effect at the time of the dispute, then the rules of the ICC shall prevail.

                7.2 NOTICE AND ATTEMPTS TO RESOLVE. Before filing a demand for arbitration, a party must send the other party written notice identifying the matter in dispute and invoking the procedures in this paragraph. Such written notice shall be sent promptly after the party knew or reasonably should have known of an alleged violation of this Agreement. Within fifteen days after such written notice is given, one or more principals of each party shall meet at a mutually agreeable location, for the purpose of determining whether they can resolve the dispute themselves by written agreement. If the parties fail to resolve the dispute by written agreement within the fifteen-day period, the complaining party may then initiate the arbitration process by filing a demand with the ICC or such other body as the parties may agree upon. Nothing in this paragraph shall prevent a party from seeking temporary equitable relief, from ICC or such other body as the parties may mutually agree upon, during the fifteen-day period if necessary to prevent irreparable harm.

                7.3 NUMBER OF ARBITRATORS. There shall be three arbitrators to be chosen in accordance with the then current ICC rules for selecting arbitrators. Either party may disqualify any individual arbitrator who is a present or past employee, owner, or consultant to the opposing party or a competing organization.

                7.4 LOCATION AND PROCEDURES. The place of arbitration shall be a location mutually agreed upon by the parties. At the request of either party, arbitration proceedings will be conducted in the utmost secrecy and, in such case, all documents, testimony and records shall be received, heard and maintained by the arbitrators in secrecy under seal, available for inspection only by Executive and Employer, their respective attorneys, and their respective experts, consultants or witnesses who shall agree, in advance and in writing, to receive all such information confidentially and to maintain such information in secrecy, and make no use of such information except for the purposes of the arbitration, until such information shall become generally known.

                7.5 POWER OF ARBITRATORS. The arbitrators, who shall act by majority vote, shall be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a temporary injunction, or a permanent injunction, and shall also be able to award damages, with or without an accounting and costs. The decree or judgment of an award rendered by the arbitrators may be entered in any court having jurisdiction over the parties.

                7.6 RIGHTS OF PREVAILING PARTIES. If any action is necessary to enforce or interpret the terms of this Section 7, the prevailing party shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which that party may be entitled.


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        8. MISCELLANEOUS

                8.1 BREACH OR VIOLATION OF AGREEMENT. The parties agree that a breach or violation of this Agreement will result in immediate and irreparable injury and harm to the innocent party, who shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent the violation of the obligations hereunder, plus reasonable attorneys' fees and costs incurred in obtaining any such relief.

                8.2 NOTICES. Any notice required to be given pursuant to the provisions of this Agreement shall be in writing and, if mailed, sent by registered or certified mail, postage prepaid, or by an overnight delivery service, to the party named at the address set forth below, or at such other address as each party may hereafter designate in writing to the other party:

Employer:             OZ.COM
                      Snorrabraut 54
                      105 Rekjavik, Iceland

with a copy to:       Gunnar Thoroddsen, Esq.
                      Snorrabraut 54
                      105 Reykjavik, Iceland

Executive:            Robert G. Quinn
                      18665 Via Torino
                      Irvine, CA  92612

Any such notices shall be deemed to have been delivered when served personally (including personal delivery by telecopy), in five business days after being mailed by registered or certified mail, or in two business days after being mailed by an overnight delivery service.

                8.3 ENTIRE AGREEMENT. This Agreement and that certain Proprietary Information and Inventions Agreement by and between Executive and Employer of even date herewith supersede all prior discussions, negotiations and agreements between the parties with respect to the subject matter, or otherwise in consideration hereof, and reflects their entire agreement.

                8.4 CHANGE, MODIFICATION, WAIVER. No change or modification of this Agreement shall be valid unless it is in writing and signed by each of the parties hereto. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. The failure of a party to insist upon strict performance of any provision of this Agreement in any one or more instances shall not be construed as a waiver or relinquishment of the right to insist upon strict compliance with such provision in the future.

                8.5 SEVERABILITY OF PROVISIONS. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed,


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construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

                8.6 SUCCESSORS AND ASSIGNS. The services and duties to be performed by Executive hereunder are personal and may not be assigned. This Agreement shall be binding upon and inure to the benefit of Employer its successors and assigns, and Executive, his heirs and representatives. This Agreement shall be assignable by Employer to any successor entity to Employer, or any entity controlled by or under common control with Employer. This Agreement shall also inure to the benefit of Ericsson Inc., which shall be a third-party beneficiary to this Agreement.

                8.7 ATTORNEYS FEES. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement, or to recover damages for breach therefore, the prevailing party shall be entitled to reasonable attorneys' fees, as well as costs and disbursements, in addition to any other relief to which he or it may be entitled.

                8.8 FORM. As used in this Agreement, the singular form shall include, if appropriate, the plural.

                8.9 HEADINGS. The headings used in this Agreement are solely for the convenience and reference of the parties and are not intended to be descriptive of the entire contents of any paragraph and shall not limit or otherwise affect any of terms, provisions, or constructions thereof.

                8.10 DRAFTING AND CONSTRUCTION. This Agreement shall be interpreted as if the parties jointly and equally drafted it and any doctrine of law that might operate to construe any ambiguity against the drafter shall be inapplicable to this Agreement. The section and paragraph headings in this Agreement are solely for reference purposes and shall not affect in any way the meaning or interpretation of this Agreement.

        IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.


OZ.COM


By: /s/ GARRY HARE
    --------------------------------
                                                     /s/ ROBERT G. QUINN
    --------------------------------                 ---------------------------
      For the Board of Directors                     ROBERT G. QUINN



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